Exhibit 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Amendment No. 2 to the Offering Statement of Infinity Bancorp on Form 1-A dated April 27, 2023 of our report, dated May 13, 2022, on our audit of the financial statements of Infinity Bank as of December 31, 2021 and 2020, and for the years then ended.

/s/ Crowe LLP

Crowe LLP

Costa Mesa, California

April 27, 2023